Exhibit 99.1

Four Radnor Corporate Center, Suite 200

Radnor, PA 19087

Ph: (610) 687-8900 Fax: (610) 687-3688

www.pennvirginia.com

FOR IMMEDIATE RELEASE

PENN VIRGINIA CORPORATION ANNOUNCES THE SALE OF MISSISSIPPI ASSETS FOR $72.7 MILLION

RADNOR, PA (Globe Newswire) June 2, 2014 – Penn Virginia Corporation (NYSE: PVA) today announced that it has entered into a definitive agreement to sell its Mississippi assets to an undisclosed buyer for gross cash proceeds of $72.7 million. The sale is expected to close in July 2014 and is subject to customary purchase price adjustments and other customary closing conditions. The effective date of the sale is April 1, 2014.

The properties to be sold had net production of approximately 11.9 million cubic feet of natural gas equivalent per day during the first quarter of 2014, almost 100 percent of which was natural gas. As a result of the divestiture, our 2014 production will decrease by an estimated 1.9 billion cubic feet of natural gas equivalent (Bcfe). Estimated proved reserves associated with the divested properties, as determined by our third party engineers at year-end 2013, were 85.3 Bcfe, 69 percent of which were proved developed and approximately 100 percent of which were natural gas.

Scotia Waterous (USA) Inc. served as PVA’s exclusive financial and technical advisor in connection with the transaction.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties inherent in projecting future rates of production for our wells and the extent to which actual production differs from estimated proved oil and gas reserves; our ability to successfully monetize select assets and repay our debt, including our ability to complete the pending asset sale; and other risks set forth in our filings with the Securities and Exchange Commission (SEC).Additional information concerning these and other factors can be found in our press releases and public periodic filings with the SEC. Many of the factors that will determine our future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Penn Virginia Corporation (NYSE: PVA) is an independent oil and gas company engaged in the exploration, development and production of oil, natural gas liquids and natural gas in various domestic onshore regions of the United States, with a primary focus in south and east Texas. For more information, please visit our website at www.pennvirginia.com.

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com